Exhibit 3.2

CERTIFIED EXTRACT OF RESOLUTIONS

OF

CHAINCE DIGITAL HOLDINGS INC.

(the Company)

I, Shi Qiu, a director of the Company, hereby certify that the following resolution was duly passed by the shareholders of the Company at the annual general meeting of shareholders of the Company held on 24 August 2026 at 10:00 A.M. U.S. Eastern Time, at which a quorum was present, and that the same remain in full force and effect.

ORDINARY RESOLUTION – INCREASE IN AUTHORIZED SHARE CAPITAL AND CORRESPONDING AMENDMENT TO MEMORANDUM OF ASSOCIATION

RESOLVED AS AN ORDINARY RESOLUTION THAT an increase in the authorized share capital of the Company from US$4,000,000 divided into 1,000,000,000 ordinary shares, par value US$0.004 per share, to US$80,000,000 divided into 20,000,000,000 ordinary shares, par value US$0.004 per share, by the creation of an additional 19,000,000,000 ordinary shares, par value US$0.004 per share, ranking pari passu in all respects with the existing ordinary shares and amending Clause 6 of the Company’s Fifth Amended and Restated Memorandum of Association solely to reflect the foregoing increase in authorized share capital be and are hereby approved.

Shi Qiu
Director
Date: August 25, 2026

1
Filed: 01-Sep-2026 13:02 EST
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